Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 5thth day of August, 2008 (the “Effective Date”), by and between Accelrys, Inc., a Delaware corporation (hereinafter, the “Company”), and Ilene Vogt, an individual (hereinafter, “Executive”).

RECITALS

WHEREAS, Executive is commencing employment with the Company on the terms set forth herein.

NOW, THEREFORE, in consideration of their mutual promises and intending to be legally bound, the parties agree as follows:

1. EMPLOYMENT.

(a) Title and Location. The Company shall employ Executive as Senior Vice President, Worldwide Sales, upon the terms and conditions set forth in this Agreement, and Executive hereby accepts such employment. Executive will be based in San Diego, California.

(b) Duties and Responsibilities. Executive’s duties, powers and responsibilities in such capacity shall be those which are customary for such position, as may be determined from time to time and assigned by Executive’s supervisor, as designated by the Company at its sole discretion. Executive agrees to perform and discharge such duties well and faithfully and to be subject to the supervision and direction of Executive’s supervisor.

(c) No Conflicts. Executive’s position under this Agreement is a full-time position. Executive agrees to devote Executive’s full business time, effort, attention and energies to this position. Executive will not render any professional services or engage in any activity that might be competitive with, adverse to the best interest of, or create the appearance of a conflict of interest with, the Company. Executive agrees to abide by the policies, rules and regulations of the Company as they may be amended from time to time.

(d) No Other Agreement. Executive represents and warrants the Executive is not bound by any employment, consulting, noncompetition, confidentiality, finders, marketing or other agreement or arrangement that would, or might reasonably be expected to, prohibit or restrict Executive in any manner from performing Executive’s duties and obligations hereunder.

2. TERM. The term of this Agreement shall commence on the Effective Date and shall continue thereafter until the effective date of termination set forth in Section 13, below (“Term”).

3. COMPENSATION. As compensation for Executive’s services under this Agreement:

(a) Base Salary. The Company will pay Executive an initial base salary of two hundred fifty thousand ($250,000) per year (“Base Salary”), to be paid semi-monthly in equal installments, less normally applicable payroll deductions. Executive’s Base Salary will be subject to annual review and adjustment by the Board or a duly appointed committee thereof, in either case in its sole discretion.

(b) Incentive Bonus. Executive shall be eligible to participate in the Company’s management incentive plan, as may be implemented and modified by the Company at its sole discretion.

The Company and Executive agree that Executive’s initial bonus target percentage will be one hundred percent (100%) of Executive’s initial Base Salary. Such amounts, payable to Executive under this plan or any other bonus program, shall be referred to herein as the “Incentive Bonus.” The Incentive Bonus for any year will be paid after the conclusion of the applicable fiscal year, based upon the Board of Directors’ determination as to the amount of such bonus earned pursuant to the terms of the management incentive plan, provided Executive is employed by the Company or its successor on that date.

(c) Vacation and Other Benefits. Executive shall be entitled to the benefit of paid vacation, holidays, group medical, accident and long-term disability insurance and other fringe benefits and tax qualified retirement plans as the Company shall make available from time to time to its other similarly situated senior executives. The Company may change or amend its benefits as it deems appropriate from time to time.

(d) Sign-on Bonus, Fiscal Year 2009 Incentive Bonus and Car Allowance. Executive shall be entitled to a sign-on bonus of fifty thousand dollars ($50,000). Executive shall repay the sign-on bonus in full if Executive terminates her employment voluntarily within one year of commencing Employment. Executive’s Fiscal Year 2009 incentive bonus shall be calculated at a rate of 100% of Executive’s base salary, pro-rated for the number of months Executive was employed by Company during fiscal year 2009 (the “2009 Bonus”). 50% of the 2009 Bonus will be calculated based upon the percentage achievement against objectives as determined by the Company’s board of directors (“Board”) at the conclusion of fiscal year 2009 to have been earned pursuant to the terms of the fiscal year 2009 management incentive Plan (“2009 Management Incentive Plan”) and pro-rated for the number of months Executive was employed by Company during fiscal year 2009. The remaining 50% shall be determined based upon the Company’s sales force achievements against its fiscal year 2009 sales compensation plan (“2009 Sales Compensation Plan”) and pro-rated for the number of months Executive was employed by Company during fiscal year 2009. 50% of the eligible 2009 Bonus is guaranteed by the Company, subject only to Executive being employed by the Company when the Board determines amounts awarded under the 2009 Management Incentive Plan. In addition, executive shall be entitled to a one-time fifty thousand dollars bonus ($50,000) if the Company’s sales force achieves at least 100% of its Sales Order Credit number for fiscal year 2009 pursuant to the Company’s 2009 Sales Compensation Plan. Executive shall also be eligible for a car allowance of $1,500 per month, subject to applicable withholdings.

4. TERMINATION AND EFFECT OF TERMINATION. Executive’s employment hereunder is AT WILL and may be terminated at any time by the Company for any reason. In the event of termination of Executive’s employment, the Company shall have no liability to Executive for compensation or benefits, except as specified in this Section 4 or as required by the Company’s benefits policy.

(a) Termination by the Company for Cause. Executive’s employment may be terminated by the Company for Cause at any time upon delivery of written notice to Executive. Upon such a termination, the Company shall have no obligation to Executive other than the payment of all accrued, but unpaid, Base Salary and any unpaid expenses or expense reimbursements prior to the effective date of such termination. For purposes of this Agreement, “Cause” means the occurrence of any one or more of the following events or conditions:

(i) any material failure on the part of Executive (other than by reason of disability as provided in Section 4(e) below) to faithfully and professionally carry out Executive’s duties or to comply with any other material provision of this Agreement, which failure continues for ten (10) days after written notice detailing such failure is delivered by the Company; provided, that the Company shall not be required to provide such notice in the event that such failure (A) is not susceptible to remedy or (B) relates to the same type of acts or omissions as to which notice has been given on a prior occasion;

(ii) Executive’s dishonesty (which shall include without limitation any misuse or misappropriation of the Company’s assets), or other willful misconduct, if such dishonesty or other willful misconduct is intended to or likely to materially injure the business of the Company;

(iii) Executive’s conviction of any felony or of any other crime involving moral turpitude, whether or not relating to Executive’s employment;

(iv) Executive’s insobriety or use of drugs, chemicals or controlled substances either (A) in the course of performing Executive’s duties and responsibilities under this Agreement, or (B) otherwise affecting the ability of Executive to perform the same;

(v) Executive’s failure to comply with a lawful written direction of the Company or the Board of Directors; or

(vi) Any wanton or willful dereliction of duties by Executive.

The existence of any of the foregoing events or conditions shall be determined by the Company in the exercise of its reasonable judgment.

(b) Involuntary Termination by the Company without Cause or Resignation by Executive with Good Reason. The Company may involuntarily terminate Executive’s employment under this Agreement at any time during the Term without Cause upon delivery of written notice to Executive, and Executive may resign at any time during the Term with Good Reason (as defined in Section 4(c), below). If, during the Term, Executive’s employment is terminated involuntarily by the Company without Cause pursuant to this Section 4(b) or Executive resigns for Good Reason pursuant to Section 4(c) during the Term, the Company shall:

(i) pay Executive all compensation and benefits accrued, but unpaid, up to the effective date of termination; and

(ii) provided that, and for so long as, Executive complies with Executive’s obligations set forth in Section 7, below, continue to pay Executive each month (in accordance with the Company’s regular payroll practices) an amount equal to one twelfth (1/12) Executive’s annual Base Salary in effect as of the effective date of termination, for a period of twelve (12) months after the effective date of termination;

(iii) At its sole discretion, the Board of Directors may pay Executive a bonus, which bonus shall not exceed the bonus that would have been payable to Executive had she/he remained employed throughout the year, prorated for the number of full months during the applicable fiscal year during which Executive had been employed by the Company prior to his/her termination.

(c) Termination by Executive for Good Reason. Executive may terminate his/her employment under this Agreement during the Term for Good Reason upon the provision of advance written notice to the Company no later than thirty (30) days after the initial occurrence of the events or conditions upon which Executive is basing such termination and specifying in reasonable detail the events or conditions upon which Executive is basing such termination. The Company will be given the opportunity, but shall have no obligation, to “cure” such events or conditions within thirty (30) days after the provision by Executive of such notice. If the Company elects in a written notice to Executive not to cure such events or conditions or otherwise fails to so cure such events or conditions within such thirty (30) day period, Executive may terminate Executive’s employment with the Company for Good Reason effective at the end of such 30 day notice period.

For purposes of this Agreement, “Good Reason” means any one or more of the following events or conditions:

(i) the Company’s breach of any of the material terms of this Agreement; or

(ii) a reduction of more than 10% in Executive’s annual Base Salary then-in-effect without Executive’s consent (other than such a reduction applicable generally to other senior executives of the Company). For the avoidance of doubt, Executive’s bonus target percentage may be modified by the Board or a duly appointed committee thereof at any time at the Board’s or such committee’s sole discretion.

(d) Termination by Executive without Good Reason (Voluntary Resignation). Executive may voluntarily resign his position and terminate his/her employment under this Agreement without Good Reason at any time. Upon such a termination, the Company shall have no obligation to pay compensation and provide benefits to Executive other than the payment of all accrued, but unpaid, Base Salary and any other unpaid expenses or expense reimbursements prior to the effective date of such termination.

(e) Disability. If Executive becomes disabled for more than one hundred eighty (180) days in any twelve (12) month period, the Company shall have the right to terminate Executive’s employment upon written notice to Executive. Executive shall be deemed disabled for purposes of this Agreement either (i) if Executive is deemed disabled for purposes of any long-term disability insurance policy paid for by the Company and at the time in effect, or (ii) if in the exercise of the Company’s reasonable judgment, due to accident, mental or physical illness, Executive cannot perform Executive’s duties. In the event that during the Term, the Company shall terminate Executive due to disability, as described above, Executive shall be entitled to receive the benefits set forth in Section 4(b) (i.e., as if Executive were terminated by the Company without Cause).

(f) Death. In the event of the death of Executive, this Agreement shall automatically terminate and any obligation to continue to pay compensation and benefits shall cease as of the date of death, except for the payment of all accrued, but unpaid, Base Salary and any other unpaid expenses or expense reimbursement prior to the date of death.

Anything contained herein to the contrary notwithstanding, Executive shall not be entitled to any of the benefits set forth in this Section 4 if Executive resigns and terminates such employment voluntarily (other than for Good Reason) or is terminated by the Company (including without limitation any successor) for Cause.

(g) Section 409A. If any benefit or amount payable to Executive under this Section 4 hereof on account of the Executive’s termination of employment constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code (“409A”), payment of such benefit or amount shall commence within sixty (60) days following the Executive’s “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h), which in part provides that a separation from service will be deemed to occur if the Company and Executive reasonably anticipate that Executive shall perform no further services for the Company (whether an employee or an independent contractor) or that the level of bona fide services Executive will perform in the future (whether as an employee or an independent contractor) will permanently decrease to no more than 49 percent of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding 36-month period. If Executive has failed to execute the release described in Section 4(j) below within sixty (60) days of Executive’s separation of service, the payments described in Section 4(b), (c) and (g) shall be forfeited. If, at the time Executive incurs a separation from service, Executive is a “specified employee” within the meaning of 409A, any benefit or amount payable to the Executive under this Section 4 on account of Executive’s termination of employment that constitutes nonqualified deferred compensation subject to 409A shall be delayed until the first day of the seventh month following the Executive’s separation from service (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, the Company shall pay to the Executive a lump sum payment in cash equal to any payments that the Company would otherwise have been required to provide under this Section 4 but for the imposition of the 409A Suspension Period. Thereafter, the Executive shall receive any remaining payments due under this Section 4 in accordance with the terms of this Section (as if there had not been any suspension period beforehand).

(i) Liquidated Damages/Release. Executive acknowledges that, upon executing a release as set forth below, any payments and benefits resulting from a termination of Executive’s employment under Section 4(b) or (c) of this Agreement which are not required by law are in satisfaction of any and all claims that Executive may have against the Company or any successor company (other than benefits under the Company’s benefit plans that by their terms survive termination of employment, benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and rights to indemnification under certain indemnification arrangements for officers of the Company), and represent liquidated damages (and not a penalty). The Company will require that Executive execute and not revoke a separation agreement and a release of all claims in favor of the Company in a form reasonably satisfactory to the Company prior to, and as a condition to, receipt of such payments and benefits.

5. TAXES. Executive will be responsible for the payment of any tax liability incurred as a result of this Agreement. The Company may withhold tax on any payments or benefits provided to Executive as required by law or regulation. The Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may arise under Section 409A of the Code, and the Company shall not have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes. The Company shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of this provision, but shall only act in accordance with written advice from its Advisors.

Nevertheless, if the Company or Executive determine that delaying severance payments will avoid subjecting Executive to Section 409(A) taxes and penalties, the Company shall modify the payment terms of this Agreement to the limited extent, and for the minimum deferral period, that the Company reasonably determines is necessary to avoid subjecting Executive to Section 409A penalties.

6. CONFIDENTIAL INFORMATION. Except as reasonably necessary to perform Executive’s duties hereunder, Executive agrees not to reveal to any other person or entity or use for Executive’s own benefit any confidential information of or about the Company or its operations, both during and after Executive’s employment under this Agreement, including without limitation marketing plans, financial information, key personnel, Executives’ capabilities, salaries and benefits, customer lists, pricing and cost structures, operation methods and any other information not available to the public, without the Company’s prior written consent. These obligations are in addition to any similar obligations set forth in the Company’s Invention and Non-Disclosure Agreement.

7. NON-COMPETITION; NON-SOLICITATION; NON-DISPARAGEMENT.

(a) Restrictions. For so long as Executive is receiving benefits pursuant to section 4, above, Executive shall not, directly or indirectly:

(i) be employed by, engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity (including as an individual, principal, agent Executive, consultant or otherwise) for, any Competing Entity which conducts its business within the Territory (as the terms Competing Entity and Territory are hereinafter defined); provided, however, that notwithstanding any of the foregoing, Executive may make solely passive investments in any Competing Entity the common stock of which is “publicly held” and of which Executive shall not own or control, directly or indirectly, in the aggregate securities which constitute 5% or more of the voting power of such Competing Entity;

(ii) solicit or divert any business or any customer or known prospective customer from the Company or its affiliates or assist any person or entity in doing so or attempting to do so;

(iii) cause or seek to cause any person or entity to refrain from dealing or doing business with the Company or its affiliates or assist any person or entity in doing so; or

(iv) solicit for employment, or advise or recommend to any other person or entity that he, she or it employ or solicit for employment or retention as an employee or consultant, any person who is an employee of, or exclusive consultant to, the Company.

(v) make any derogatory or disparaging statement regarding the Company, its affiliates, directors, or its employees.

In the event Executive violates any of the foregoing restrictions, all payments or benefits being provided pursuant to Sections 4 shall immediately cease.

(b) Definitions. For purposes of this Section 7:

(i) “Competing Entity” means any entity which is presently or hereafter engaged in any business of the type or character engaged in by the Company or any of its affiliates including, without limitation, (A) the business of developing, marketing or selling software programs which use molecular simulation or analysis to predict chemical or biological activities; (B) the business of developing, marketing or selling software programs that store, manage or analyze chemical or biological information or (C) any business which is otherwise competitive with a business conducted by the Company or any of its affiliates; and

(ii) “Territory” means North America, Europe and Japan.

Notwithstanding anything in the above to the contrary, Executive may engage in the activities set forth in Section 10(a) hereof with the prior written consent of the Company, which consent shall not be unreasonably withheld. Further, in determining whether a specific activity by Executive for a Competing Entity shall be permitted, the Company will consider, among other things, the nature and scope of (A) the duties to be performed by Executive and (B) the business activities of the Competing Entity at the time of Executive’s proposed engagement by such entity.

(c) Acknowledgement. Executive acknowledges and agrees that the covenants set forth in this Section are reasonable and necessary in all respects for the protection of the Company’s legitimate business interests (including without limitation the Company’s confidential, proprietary information and trade secrets and client good-will, which represents a significant portion of the Company’s net worth and in which the Company has a property interest). Executive acknowledges and agrees that, in the event that Executive breaches any of the covenants set forth in this Section (other than that provided for in Section 10(a)(i)), the Company shall be irreparably harmed and shall not have an adequate remedy at law; and, therefore, in the event of such a breach, the Company shall be entitled to injunctive relief, in addition to (and not exclusive of) any other remedies (including monetary damages) to which the Company may be entitled under law. If any covenant set forth in this Section 7 is deemed invalid or unenforceable for any reason, it is the parties’ intention that such covenants be equitably reformed or modified to the extent necessary (and only to such extent to) render it valid and enforceable in all respects. In the event that the time period and geographic scope referenced above is deemed unreasonable, overbroad, or otherwise invalid, it is the parties’ intention that the enforcing court shall reduce or modify the time period and/or geographic scope to the extent necessary (and only to such extent necessary) to render such covenants reasonable, valid and enforceable in all respects.

8. ARBITRATION.

(a) General. In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b) Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. Executive agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator will issue a written decision on the merits. Executive also agrees that the arbitrator will have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive will pay the first $125.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules will take precedence.

(c) Remedy. Except as provided by the Rules, arbitration will be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870. In the event either party seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys’ fees.

(e) Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

9. WAIVER. The waiver by the Company of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by Executive of any provision of this Agreement.

10. SEVERABILITY. The parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes of circumstances, the parties agree that in the event that any section, paragraph or term of this Agreement shall be determined to be invalid or unenforceable by any competent authority or tribunal for any reason, the remainder of this Agreement shall be unaffected thereby and shall remain in full force and effect. Moreover, if any of the provisions of this Agreement is determined by a court of competent jurisdiction to be excessively broad as to duration, activity, geographic application or subject, it shall be construed by limiting or reducing it to the extent legally permitted so as to be enforceable to the extent compatible with then applicable law.

11. SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the successors and assigns of the Company and the heirs, executors or personal representatives of Executive. This Agreement may not be assigned by Executive. This Agreement may be assigned to any successor in interest to the Company (including by way of merger, consolidation or reorganization, or by way of any assignment of all or substantially all of the Company’s assets, business or properties), and Executive hereby consents to such assignment.

12. ENTIRE AGREEMENT; AMENDMENTS. This Agreement, including the recitals (which are a part hereof), together with the applicable bylaws and policies of the Company, constitutes the entire Agreement between the parties hereto and there are no other understandings, agreements or representations, expressed or implied This Agreement supersedes any and all prior or contemporaneous agreements, oral or written, concerning Executive’s employment and compensation, except for any invention assignment and confidentiality terms of any agreement signed by Executive. This Agreement may be amended only in writing signed by Executive and the Chief Executive Officer or Vice President, Human Resources of the Company.

13. TERMINATION; SURVIVAL. The Company may terminate this Agreement upon written notice delivered to Executive. Such notice may be delivered to Executive at any time after the Effective Date, which termination shall be effective twelve months after delivery of such notice to Executive. Sections 3(d) and 5 (five) through 14 (fourteen), inclusive shall survive the termination of this Agreement.

14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws (other than conflicts of laws principles) of the State of California applicable to contracts executed in and to be performed entirely within such State by residents of such state.

Dated as of August 5, 2008

Executive	Accelrys, Inc.

/s/ Ilene Vogt	/s/ Mark Emkjer
Ilene Vogt Dated: August 5, 2008	Mark Emkjer, President and Chief Executive Officer Dated: August 5, 2008